Exhibit 10.3
SUBLEASE
This SUBLEASE (this “Sublease”) is entered into as of September 13, 2021 (the “Effective Date”), by and between OPEN TEXT INC., a Delaware corporation (“Sublandlord”), and UPSTART NETWORK, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:
A.    Per the terms and conditions of that certain Lease dated October 7, 2016 (as may be amended, the “Master Lease”), Bay Meadows Station 3 Investors, LLC, a Delaware limited liability company (“Landlord”), as “Landlord,” leases to Sublandlord, as “Tenant,” certain space consisting of approximately One Hundred Eight Thousand Fifteen (108,015) rentable square feet (the “Master Lease Premises”) on the third and fourth floors of the office building located at 2950 South Delaware Street, San Mateo, California 94403 (the “Building”).
B.    Snowflake, Inc., a Delaware corporation (“Snowflake”), and Sublandlord are parties to that certain Sublease dated August 28, 2018 (as amended, the “Snowflake Sublease”), pursuant to which Sublandlord currently subleases to Snowflake a portion of the Master Lease Premises consisting of approximately Forty-Eight Thousand Two Hundred Forty-Four (48,244) rentable square feet located on the third (3rd) floor of the Building as more particularly described in the Snowflake Sublease (the “Snowflake Premises”). A true, correct and complete copy of the Snowflake Sublease is attached hereto as Exhibit A and incorporated herein by reference. The term of the Snowflake Sublease is set to expire at 11:59 p.m. (Pacific Time) on March 31, 2024.
C.    Snowflake currently sub-subleases the Snowflake Premises to Subtenant per the terms and conditions of that certain Sub-Sublease dated April 1, 2019, by and between Snowflake and Upstart Holdings, Inc., a Delaware corporation, Subtenant’s affiliate (the “Sub-Sublease”). A true, correct and complete copy of the Sub-Sublease is attached hereto as Exhibit B and incorporated herein by reference. The term of the Sub-Sublease is set to expire at 11:59 p.m. (Pacific Time) on March 31, 2024.
D.    Subject to the terms and conditions of this Sublease, Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, (i) a portion of the Master Lease Premises containing approximately Fifty-Nine Thousand Seven Hundred Seventy-One (59,771) rentable square feet located on the third (3rd) and fourth (4th) floors of the Building (the “Existing Premises”), and (ii) beginning at 12:00 a.m. (Pacific Time) on April 1, 2024 or any earlier termination of the Snowflake Sublease (the “2024 Commencement Date”), the entirety of the Snowflake Premises. Prior to the 2024 Commencement Date, all references herein to the “Subleased Premises” shall mean and refer to the Existing Premises. Beginning on the 2024 Commencement Date, all references herein to the Subleased Premises shall collectively mean and refer to the Existing Premises and the Snowflake Premises, which together constitute the entirety of the Master Lease Premises.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:
1.Sublease; Snowflake Sublease; Defined Terms. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the Term (as hereinafter defined), at the rental and upon all of the conditions set forth herein, the Existing Premises and, beginning on the 2024 Commencement Date, the Snowflake Premises. Unless otherwise specified herein, all capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Master Lease.

2.Term.
(a)Generally. The term of this Sublease (the “Term”) shall commence on the date that is (i) January 1, 2022 with respect to the Existing Premises (the “Existing Premises Commencement Date”) and (ii) the 2024 Commencement Date with respect to the Snowflake Premises; provided, however, that Sublandlord will not deliver possession of the Existing Premises to Subtenant and the Term shall not commence unless and until Sublandlord has procured Landlord’s consent to this Sublease in form reasonably satisfactory to Subtenant (the “Consent”). The Term shall end on February 29, 2028, unless sooner terminated pursuant to any provision hereof (the “Expiration Date”). Subtenant acknowledges and agrees that it has no rights or options to extend the Term. Sublandlord and Subtenant hereby agree to use commercially reasonable efforts to secure the Consent, and Sublandlord hereby covenants and agrees to pay all costs charged by Landlord in connection with Landlord’s review of this Sublease and issuance of the Consent, including, without limitation, any Transfer Premium (as defined in Section 22.3 of the Master Lease). If Sublandlord fails to obtain the Consent within sixty (60) days after full execution of this Sublease by Subtenant, then Subtenant may terminate this Sublease by giving Sublandlord written notice thereof prior to receipt of the Consent.
(b)Early Access. Notwithstanding anything herein to the contrary, Sublandlord shall deliver possession of the Existing Premises to Subtenant in the required condition and permit Subtenant and Subtenant’s employees and agents to enter the Existing Premises commencing on December 1, 2021 or such later date as the conditions described in subparts (i)-(iii) below are satisfied (the “Early Occupancy Date”), to prepare the Existing Premises for Subtenant’s use and occupancy, provided, however, such early occupancy of the Existing Premises shall be permitted by Sublandlord only if: (i) this Sublease is fully executed by both Sublandlord and Subtenant prior to the Early Occupancy Date; (ii) Subtenant has delivered to Sublandlord the Base Rent (as defined in Section 3(a)) for the first month of the Term and evidence of insurance as required under this Sublease; and (iii) Sublandlord and Subtenant have received the Consent prior to the Early Occupancy Date. Any period prior to the Existing Premises Commencement Date during which Subtenant is in possession of the Existing Premises shall be referred to herein as the “Pre-Possession Term.” Subtenant agrees that Subtenant’s occupancy of the Existing Premises during the Pre-Possession Term shall be subject to all the terms, covenants, and conditions of this Sublease and the Master Lease, except, however, Subtenant shall not be obligated to pay Rent (except Subtenant shall be obligated to pay for requested services) from the Early Occupancy Date to the Existing Premises Commencement Date and any Subtenant’s obligations relating to indemnification or insurance shall not be applicable to any acts, negligence or willful misconduct of Sublandlord or its agents or contractors during such Pre-Possession Term. Notwithstanding anything to the contrary herein, (A) if Sublandlord fails to deliver possession of the Existing Premises as required above on or before December 15, 2021 for any reason other than the failure of the conditions described in subparts (i)-(iii) above to be satisfied, the date Subtenant is obligated to commence paying Rent shall be delayed by one (1) day for each such day of delay and (B) Subtenant shall have no liability under this Sublease with respect to the Existing Premises until such delivery occurs.
(c)Adjustments. Notwithstanding the provisions of Section 2(a) above, if, as of the Existing Premises Commencement Date, Subtenant has not delivered to Sublandlord (x) Base Rent for the first month of the Term pursuant to the provisions of Section 3(a) below, and (y) evidence of Subtenant’s procurement of all insurance coverage required hereunder, then Sublandlord will have no obligation to deliver possession of the Existing Premises to Subtenant, but the failure on the part of Sublandlord to so deliver possession of the Existing Premises to Subtenant in such event will not serve to delay the commencement of Subtenant’s obligations to pay Rent (defined below) hereunder.

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3.Rent.
(a)Rent Payments. Subtenant shall pay to Sublandlord as base rent (“Base Rent”) for the Existing Premises (59,771 rentable square feet) as follows:

Period/ Months of Term	Rental Rate per Rentable Square Foot per Month	Monthly Base Rent
1–12 (1/1/22-12/31/22)	$6.60 NNN	$394,488.60
13-24 (1/1/23-12/31/23)	$6.80 NNN	$406,442.80
25–36 (1/1/24-12/31/24)	$7.00 NNN	$418,397.00
37–48 (1/1/25-12/31/25)	$7.21 NNN	$430,948.91
49–60 (1/1/26-12/31/26)	$7.43 NNN	$444,098.53
61-72 (1/1/27-12/31/27)	$7.65 NNN	$457,248.15
73-74 (1/1/28-2/29/28)	$7.88 NNN	$470,995.48

Prior to the 2024 Commencement Date, Subtenant shall be responsible to continue paying Rent (as such term is defined in the Sub-Sublease) as required and set forth in the Sub-Sublease. Beginning on the 2024 Commencement Date and for the remainder of the Term, and in addition to the Base Rent that Subtenant must pay in connection with the Existing Premises, Subtenant will pay Sublandlord Base Rent for the Snowflake Premises (48,244 rentable square feet) as follows:

Period/ Months of Term	Rental Rate per Rentable Square Foot per Month	Monthly Base Rent
2024 Commencement Date-12/31/24	$7.00 NNN	$337,708.00
1/1/25-12/31/25	$7.21 NNN	$347,839.24
1/1/26-12/31/26	$7.43 NNN	$358,452.92
1/1/27-12/31/27	$7.65 NNN	$369,066.60
1/1/28-2/29/28	$7.88 NNN	$380,162.72

Base Rent shall be paid in advance on the first day of each month of the Term, except that Subtenant shall pay one (1) month’s Base Rent for the Existing Premises (i.e., $394,488.60) to Sublandlord on or prior to the Early Occupancy Date; and said installment Base Rent will be applied to the first (1st) month’s Base Rent due and payable hereunder. If the Term does not begin on the first day of a calendar month or end on the last day of a month, the Base Rent for any partial month shall be prorated by multiplying the

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monthly Base Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Base Rent shall be payable in lawful money of the United States to Sublandlord to Sublandlord’s address set forth in Section 18 below.
(b)Additional Rent. In addition to the Base Rent payable by Subtenant as provided above, Subtenant shall pay to Sublandlord the following: (i) prior to the 2024 Commencement Date, Fifty-Five and Thirty-Three Hundredths percent (55.33%) (“Subtenant’s Proportionate Share”) of all Operating Expenses due and payable by Sublandlord to Landlord under the Master Lease, including, but not limited to, all Real Property Taxes, insurance premiums, costs of repairs, and utilities; (ii) from and after the 2024 Commencement Date, Subtenant’s Proportionate Share shall equal one hundred percent (100%) and all references herein to Subtenant’s Proportionate Share shall mean and equal one hundred percent (100%); (iii) one hundred percent (100%) of the charges for any services and utilities provided solely to the Subleased Premises due under the Master Lease with respect to the Term to the extent payable to Landlord under the Master Lease and otherwise not included as Base Rent, including such service and utility charges pursuant to Sections 15 and 16 of the Master Lease; and/or (iv) any costs and expenses related or attributable to Subtenant, or the use and occupancy of the Subleased Premises by Subtenant or any permitted assignee or Subtenant (e.g. personal property taxes, overuse of utilities or requested overtime HVAC services). All amounts payable by Subtenant under this Section 3(b) are referred to in this Sublease as “Additional Rent.” The term “Rent” as used herein shall mean all Base Rent and Additional Rent. Each amount due to pursuant to Section 3(b) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable to the Sublandlord at the same time and in the same manner as Base Rent, but in no event later than the date on which any such amount is due and payable under the Master Lease. Sublandlord shall deliver to Subtenant all Annual Statements immediately following receipt. Subtenant shall have the right to cause an Independent Review of Landlord’s books and records as provided in Section 7.7 of the Master Lease provided that Subtenant has requested Sublandlord to perform such Independent Review at least ten (10) business days prior to the expiration of the period to elect an Independent Review and Sublandlord shall notify Landlord prior to the expiration of such period. Following Subtenant’s request, Sublandlord shall timely notify Landlord in the time period set forth in Section 7.7 of the Master Lease and perform such Independent Review on Subtenant’s behalf, but at Subtenant’s sole cost and expense (subject to reimbursement pursuant to Section 7.7 of the Master Lease). Upon completion of such Independent Review, the parties shall reconcile the Operating Expense in the same manner as set forth in Section 7.7 of the Master Lease.
(c)Utilities. Subtenant shall be responsible for the cost of any electricity and other utilities supplied to the Subleased Premises during the Term, and Subtenant shall timely and fully pay all such utility costs when due and payable. Subtenant acknowledges and agrees that Subtenant is directly and solely responsible for the timely and full payment of such utilities during the Term as set forth in the Master Lease.
4.Use and Occupancy.
(a)Use. The Subleased Premises shall be used and occupied only for general office use and any Permitted Use as provided under Section 4.1 of the Master Lease, and for no other use or purpose.
(b)Compliance with Master Lease. Subtenant will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done, or omit to do, any act

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which may result in a violation of or a default under the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant will indemnify, defend protect and hold Sublandlord harmless from and against any actual, out-of-pocket loss, cost, damage or liability (including reasonable attorneys’ fees) of any kind or nature arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease with respect to the Subleased Premises or this Sublease which are Subtenant’s obligation to perform as provided herein. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Additional Rent hereunder any and all sums which Sublandlord may be required to pay Landlord arising out of a request by Subtenant for, or the use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hours HVAC usage and over-standard electrical charges) in connection with Subtenant’s use and occupancy of the Subleased Premises.
(c)Sublandlord’s and Landlord’s Obligations.
(i)Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease without ownership or control of the Building, the Subleased Premises and/or common areas, including, without limitation, the services provided in Articles 15 and 16 of the Master Lease, and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease which generally relate to the Building, the Subleased Premises and/or common areas, nor shall any representations or warranties made by Landlord under the Master Lease be deemed to have been made by Sublandlord. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease (unless Sublandlord is entitled to and actually receives such an abatement, diminution or reduction under the Master Lease with respect to the Subleased Premises), or (ii) liability on the part of Sublandlord, except to the extent caused by Sublandlord.
(ii)Sublandlord, upon Subtenant’s written request, shall make commercially reasonable efforts to cause Landlord under the Master Lease to perform any of Landlord’s obligations under the Master Lease, including, without limitation, the performance of any maintenance or service obligations that directly impact Subtenant’s use and occupancy of the Subleased Premises or the obligations of the Landlord which Sublandlord has not assumed (collectively, “Landlord’s Obligations”); provided, however, that Sublandlord shall not be liable to Subtenant for any liability, loss or damage whatsoever in the event that Landlord fails to perform Landlord’s Obligations unless such failure is the sole and direct result of a default by Sublandlord under the Master Lease. Sublandlord shall, upon written request of Subtenant from time to time, send written notice to Landlord in accordance with the Master Lease of any material default by Landlord under the Master Lease promptly following Subtenant’s written requests therefor, including, without limitation, a notice of default, provided that Subtenant provides evidence of such default reasonably satisfactory to Sublandlord. Notwithstanding the foregoing, if Sublandlord is unable to obtain Landlord’s required performance of Landlord’s Obligations

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despite such reasonable efforts, and Landlord and failed to perform the Landlord’s Obligations under the Master Lease following all applicable notice, grace or cure periods thereunder, then and only then, upon written request by Subtenant, Sublandlord shall commence any such litigation or similar proceedings against Landlord, at Subtenant’s sole cost and expense (subject to reimbursement through settlement or judgment against Landlord, including, reimbursement for attorneys’ fees). Prior to commencing any such litigation or similar proceedings against the Landlord, Subtenant shall pay Sublandlord the estimate of any actual, reasonable fees related to such litigation or similar proceedings as reasonably determined by Sublandlord, such that Sublandlord shall not incur any out-of-pocket costs and expenses with respect to such proceedings and upon the completion of such litigation, whether by judgment, settlement, arbitration, or otherwise, the parties shall reconcile the actual out-of-pocket costs and expenses with such pre-payment by Subtenant (subject to reimbursement through settlement or judgment against Landlord, including, reimbursement for attorneys’ fees).
(d)Subtenant Rights. Sublandlord hereby grants to Subtenant Sublandlord’s rights under the Master Lease to receive from Landlord repairs and services (including, without limitation, the services described in Article 10 of the Master Lease) with respect to the Subleased Premises to the extent that Sublandlord is entitled to receive same under the Master Lease. Subtenant shall be entitled to receive all repairs and services to be rendered by Landlord under the Master Lease with respect to the Subleased Premises. In the event Sublandlord is entitled to and actually receives an abatement of Rent under the Master Lease that is the result of a disruption or failure to provide any repairs and services under the Master Lease (“Disruption”), then so long as and to the extent that Sublandlord receives an abatement of Rent under the Master Lease from Landlord, Rent shall be abated proportionately under this Sublease. Subtenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
5.Master Lease and Sublease Terms.
(a)Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease, as incorporated herein, which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease or which are not expressly incorporated herein, in which event the terms of this Sublease document shall control over the Master Lease.
(b)Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease with respect to the Subleased Premises, except for those provisions of the Master Lease which are directly contradicted by this Sublease or which are not expressly incorporated herein, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant. Additionally, wherever in the Master Lease the word “Premises”, “Lease” or “Rent” is used it shall be deemed to mean the Subleased Premises, this Sublease or the Rent under this Sublease, respectively, references to the “Term” and “Term Commencement Date” shall mean the Term of this

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Sublease and the Existing Premises Commencement Date or 2024 Commencement Date, as applicable, respectively, references in the following provisions to "Landlord" shall mean Landlord rather than Sublandlord: Sections 7, 12.1 (the penultimate sentence), 16.1, 25 and 37-40, references in Section 8.5 to “Landlord” shall mean both Landlord and Sublandlord, and references to “either party” in Section 24.1 shall mean Landlord and Subtenant. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (i) of access or inspection, (ii) to do work in the Master Lease Premises or in the Building, and (iii) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Notwithstanding anything in the Master Lease to the contrary, Sublandlord will provide Subtenant, at all times during the Term with at least twenty-four (24) hours’ prior written notice before Sublandlord may access or inspect the Subleased Premises (except in the case of an actual or imminent emergency, in which case such prior notice will not be required). Subtenant shall be entitled to all credits, if any, given by Landlord to Sublandlord for Sublandlord’s overpayment of any Operating Expenses or other amounts to the extent paid by Subtenant and, if rent abates under the Master Lease as to the Subleased Premises, rent shall correspondingly abate under this Sublease.
(c)Modifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:
(i)Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.
(ii)Deliveries. In all provisions of the Master Lease requiring Subtenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.
(iii)Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain. Any rights of Subtenant to abatement of Base Rent shall be conditioned upon Sublandlord’s ability to abate rent for the Subleased Premises under the terms of the Master Lease.
(iv)Insurance. In all provisions of the Master Lease requiring Subtenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Sublandlord shall have no obligation to maintain the insurance to be maintained by Landlord under the Master Lease. The parties expressly acknowledge that Article 9 of the Master Lease, which contains a mutual waiver of subrogation provision is, pursuant to the provisions of Section 5(a) above, incorporated herein by reference and will apply between Sublandlord and Subtenant in the same manner that said Article 9 of the Master Lease applies as between Landlord and Sublandlord. Sublandlord will reasonably cooperate with Subtenant in attempting to obtain Landlord’s agreement, in the Consent, that the waiver of subrogation on the part of Landlord pursuant to the

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Master Lease shall be deemed to extend to rights it may have against either Sublandlord or Subtenant; however, Landlord’s unwillingness to extend such rights shall not be grounds for Subtenant’s refusal to execute the Consent.
(d)Exclusions. Notwithstanding the terms of Section 5(b) above, neither Sublandlord nor Subtenant shall have rights or obligations under the following parts which shall not be incorporated into this Sublease: Sections and Exhibits of the Master Lease: the redacted portions of the Basic Lease Information, the definitions TI Commencement Date, Term Commencement Date, Term, Expiration Date, Base Rent Commencement Date, Guarantor, Tenant’s Proportionate Share (except as it relates to Subtenant’s Proportionate Share of Operating Expenses) and Landlord’s Broker from the Basic Lease Information, any remeasurement right by Sublandlord to Subtenant in Section 1, Section 2.1, Section 2.2, Sections 3.2-3.3, Article 6, the sixth sentence of Section 7.4, Section 7.7 (except as provided above), Section 8.1, Section 10.2, Section 12.2, Article 13 (other than Section 13.3), Article 21, Section 22.6, Section 22.7, Article 26 (with respect to the first and second grammatical sentences only), Article 29, the 7th and 8th sentences of Article 36, Article 38, Section 39.2, Article 40, Article 41, Article 42, Article 43, and Exhibits A, A-1, B, C, D, F, and G.
6.Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of the Master Lease, as incorporated herein, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under the Master Lease, including without limitation, Subtenant’s right to assign this Sublease or sublet the Subleased Premises to a Permitted Transferee pursuant to a Permitted Transfer without Sublandlord’s consent as set forth in Section 22.6 of the Master Lease, including, without limitation, notice and Net Worth requirements (which requirements shall apply to both assignments of this Sublease and subleases of the Subleased Premises); and, provided, however, any Transfer premium shall be due Sublandlord thirty (30) days from receipt of the Transfer Premium from such Transferee (as defined in the Master Lease). Notwithstanding anything herein to the contrary, a Transfer pursuant to Section 22.5 of the Master Lease shall also be deemed a Permitted Transfer subject to the conditions of Section 22.6, except that the transferee shall remain Subtenant. Subtenant shall pay all fees and costs payable to Landlord pursuant to the Master Lease in connection with all of Sublandlord’s and Landlord’s reasonable out-of-pocket costs relating to any proposed assignment, sublease or transfer of the Subleased Premises regardless of whether any required consent is granted, and the effectiveness of any such consent shall be conditioned upon Landlord’s and Sublandlord’s receipt of all such fees and costs. The provisions of Article 22 of the Master Lease, as incorporated herein (excluding, however, Sections 22.6-22.7 of the Master Lease) shall be applicable to any such assignment, sublease or transfer of the Subleased Premises; provided, however, in no event shall Sublandlord’s consent be unreasonably withheld, conditioned or delayed.
7.Default. It shall constitute a “Default” hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Base Rent or Additional Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure (a) in the case of any monetary Default five (5) days after delivery of written notice, and (b) in the case of any other Default, twenty (20) calendar days after Subtenant’s receipt of written notice thereof, provided, however, that if the Default is incapable of cure within ten (10) calendar days, then for so long as Sublandlord has not received notice from Landlord stating that Landlord will treat such Default as an “Event of Default” under the Master Lease, Subtenant shall not be in Default hereunder if Subtenant commences the cure within the ten (10) calendar day period and thereafter diligently proceeds to rectify and cure such a Default; however, if at any time Sublandlord receives notice from Landlord that the Default will be treated as a “Event of Default” under the Master

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Lease, Subtenant’s cure period will immediately be deemed to expire ten (10) days before the date of expiration of Sublandlord’s cure period as set forth in Landlord’s notice of default to Sublandlord.
8.Remedies. In the event of any Default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if a default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Sublandlord may resort to its remedies cumulatively or in the alternative.
9.Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable notice, grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Additional Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate allowable under law from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.
10.Consents and Approvals. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Landlord. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold, condition or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Master Lease and Landlord has consented to or approved of such matter.
11.Liability.
(a)Limitation of Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant or its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord for) (i) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord or its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and/or assigns to perform or cause to be performed Landlord’s Obligations under the Master Lease except to the extent as a result of a Sublandlord default under the Master Lease or this Sublease beyond all applicable notice, grace or cure periods thereunder or hereunder, (ii) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason (collectively, “Consequential Damages”), or (iii) any damages or other liability arising from or incurred in connection with condition of the Subleased Premises or the suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under Applicable Laws. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s or Subtenant’s respective shareholders, directors, officers, members, managers, or partners on account of any of Sublandlord’s or Subtenant’s obligations or actions under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole

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discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Subtenant shall not be liable to Sublandlord (or otherwise indemnify Sublandlord) for Consequential Damages except in connection with (x) any holdover in which event such damages may include loss of rent, or (y) the violation of any of the provisions of this Sublease relating to Subtenant use of any Hazardous Materials (as defined in Section 4.4.4 of the Master Lease) in violation of Applicable Laws.
(b)Sublandlord Covenants. Except with respect to the exercise of any right expressly set forth in the Master Lease, Sublandlord covenants to Subtenant that Sublandlord shall not do any act, matter or thing that would result in or constitute a violation or breach of or material default under the Master Lease or that would cause the Master Lease, or the rights of Sublandlord as “Tenant” under the Master Lease, to be endangered, canceled, terminated, forfeited or surrendered with respect to the Subleased Premises. Sublandlord shall not amend or modify the Master Lease in any manner which modifies Subtenant’s rights under this Sublease or causes Subtenant to incur additional obligations under this Sublease. Sublandlord covenants and agrees to timely and fully pay Rent (as defined in the Master Lease) as and when due under the Master Lease and otherwise comply with its obligations under the Master Lease that are not the obligation of Subtenant hereunder or the obligation of Snowflake under the Snowflake Sublease.
12.Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder (including any action in bankruptcy court), the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorneys’ fees and costs from the other party. Without limiting the generality of the foregoing, if Sublandlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Subtenant or in connection with any threatened or actual breach of this Sublease by Subtenant, Subtenant agrees to pay Sublandlord reasonable actual attorneys’ fees as determined by Sublandlord for such services, irrespective of whether any legal action may be commenced or filed by Sublandlord. If any such work is performed by in-house counsel for Sublandlord, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel.
13.Delivery of Possession.
(a)Generally. Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition as the Subleased Premises exists on the Effective Date; provided, however, Sublandlord agrees to deliver possession of the Existing Premises to Subtenant on the Early Occupancy Date in broom-clean condition with all debris and furnishings (other than the Furniture) removed and otherwise in substantially the same condition as of the date hereof. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In entering into this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as otherwise expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Building. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of

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this Sublease and the Master Lease and that, upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term (as to the Existing Premises and on the 2024 Commencement Date as to the Snowflake Premises), reasonable wear and tear and damage caused by casualty and condemnation excepted. Subtenant acknowledges and agrees that Subtenant shall, at either Sublandlord’s or Landlord’s (pursuant to the Master Lease) election, remove from the Subleased Premises, at Subtenant’s sole cost and expense, some or all of the Subtenant Improvements (defined in Section 13(b)(i) below) constructed therein by Subtenant, and all telecommunications and data cabling installed by or for the benefit of Subtenant . Notwithstanding the foregoing, if Sublandlord does not elect that any such Subtenant Improvements must be removed at the expiration or earlier termination of this Sublease at the time Sublandlord consents to such Subtenant Improvements, Sublandlord shall be deemed to have elected that Subtenant must remove such Subtenant Improvements; provided, however, if Landlord does not require, pursuant to the Master Lease, that either Sublandlord or Subtenant remove such Subtenant Improvements from the Subleased Premises, then Subtenant shall not have to remove such Subtenant Improvements from the Subleased Premises at the end of the Term. Sublandlord represents and warrants that, as of the date Sublandlord delivers possession of the Existing Premises to Subtenant, (a) Sublandlord has performed all maintenance, repairs and replacements required to be performed by Sublandlord under the Master Lease, if any, and, to Sublandlord’s actual knowledge, all alterations, improvements and additions constructed by or on behalf of Sublandlord in the Subleased Premises have been constructed pursuant to all Applicable Laws, and (b) Sublandlord has not received any written notice and has no actual knowledge of any violations of Applicable Laws existing in the Subleased Premises
(b)Subtenant Improvements.
(i)Generally. If Subtenant desires to construct improvements within the Subleased Premises (“Subtenant Improvements”), all Subtenant Improvements shall be carried out in accordance with the applicable provisions of the Master Lease. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work, which approval shall not be unreasonably withheld, conditioned or delayed. Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work; Sublandlord will similarly submit such plans to Landlord for review and approval. Promptly following the completion of any Subtenant Improvements or subsequent alterations or additions by or on behalf of Subtenant, Subtenant will deliver to Sublandlord a reproducible copy of “as built” drawings of such work together with a CAD file of the “as-built” drawings in the then-current version of AutoCad.
(ii)Code-Required Work. If the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building (including any portion of the Subleased Premises), Subtenant shall be responsible for the cost of such code-required upgrade or improvements. For the purpose of this Sublease, the mere discovery of existing violations of law shall not be deemed “triggered” for the purposes herein.
(iii)Additional Maintenance. Subtenant hereby acknowledges that the Subleased Premises will be benefitted with a server room that contains a functioning supplemental A/C unit installed therein. Subtenant shall, at no cost or expense to Sublandlord, maintain said A/C unit and all related equipment located in said server room in good repair and operating condition throughout the Term; provided however, Subtenant shall have no obligation

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to replace such A/C unit unless the need to replace the A/C unit is the result of the negligence or willful misconduct of Subtenant or any of Subtenant’s employees, agents, contractors, licensees, invitees, consultants, and/or representatives. Subtenant agrees to maintain a service contract with a licensed contractor to render the A/C unit and all related equipment in as good condition and repair as received during the Term and furnish evidence of same to Landlord and Sublandlord.
14.Surrender; Holding Over.
(a)Subtenant will surrender the Subleased Premises to Sublandlord upon the expiration or sooner termination of this Sublease in accordance with the conditions required under the Master Lease, as incorporated herein, with all removal obligations relating to the Subtenant Improvements, if any, satisfied and in broom-clean condition, free of Subtenant’s personal property, furniture, fixtures or improvements with any damage caused by Subtenant’s removal of such items repaired to Sublandlord’s reasonable satisfaction and at Subtenant’s sole cost and expense, and Subtenant shall clean and repair all holes in all interior walls of the Subleased Premises made by Subtenant, clean and wax all floors and carpets located in the Subleased Premises, and remove all debris arising from the Subleased Premises from the Building, but in no event shall Subtenant be required to surrender the Subleased Premises in a condition better than received, reasonable wear and tear, casualty and condemnation excepted.
(b)If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount (on a permonth basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the sum of the Base Rent due for the period immediately preceding the holdover. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages to the extent in excess of the holdover rent set forth above, including, without limitation, any Consequential Damages that Sublandlord suffers from the holdover. Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises.
15.Parking. Subject to Landlord’s consent, Subtenant shall be permitted to use parking spaces in accordance with the ratio(s) set forth in Article 37 of the Master Lease (based on the rentable square footage of the Existing Premises prior to the 2024 Commencement Date and, thereafter, based on the total rentable square footage of the Subleased Premises consisting of both the Existing Premises and the Snowflake Premises), including the exclusive use of two (2) parking stalls serviced by charging stations as of the Existing Premises Commencement Date and four (4) parking stalls serviced by charging stations as of the 2024 Commencement Date.
16.Security Deposit.
(a)Within two (2) business days of the date Sublandlord and Subtenant receive the fully executed Consent (the “LC Delivery Date”) Subtenant shall deliver to Sublandlord, as protection

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for the full and faithful performance by Subtenant of all of its obligations under this Sublease and for all losses and damages Sublandlord may suffer as a result of a default by Subtenant under the Sublease, an irrevocable and unconditional negotiable standby letter of credit reasonably acceptable to Sublandlord (the “Letter of Credit”). The Letter of Credit shall (i) be maintained in effect, whether through renewal or extension, for the period from the date of this Sublease and continuing until the date that is sixty (60) days after the expiration of the Term (the “LC Expiration Date”), (ii) be fully assignable by Sublandlord, its successors and assigns, (iii) permit partial draws and multiple presentations and drawings, and (iv) be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each thereafter during the Term through the LC Expiration Date unless the bank issuing the Letter of Credit (“Bank”) sends a notice (the “Non-Renewal Notice”) to Sublandlord by certified mail, return receipt requested, not less than sixty (60) days prior to the then-current LC Expiration Date, stating that the Bank has elected not to renew the Letter of Credit, in which case, pursuant to the remainder of this paragraph, Sublandlord shall have the right, upon receipt of a Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section 16.
(b)The initial face amount of the Letter of Credit shall be One Million Four Hundred Twelve Thousand Nine Hundred Eighty Six and 44/100 Dollars ($1,412,986.44) (“Initial Letter of Credit Amount.”) as the LC Delivery Date. On or before the 2024 Commencement Date, Subtenant covenants and agrees to increase the Initial Letter of Credit Amount to a total aggregate amount of Two Million Five Hundred Fifty-Three Thousand Four Hundred Seventy-Four and 60/00 Dollars ($2,553,474.60) (“Letter of Credit Amount”). Prior to the 2024 Commencement Date, references in this Sublease to the Letter of Credit Amount shall refer to the Initial Letter of Credit Amount. From and after 2024 Commencement Date, references in this Sublease to the Letter of Credit Amount shall refer to the Letter of Credit Amount, as may be reduced subject to the terms and conditions set forth in Section 16(g) below.
(c)Sublandlord shall have the right to draw down an amount up to Letter of Credit Amount without notice to Subtenant if any of the following shall have occurred or be applicable, consistent with applicable law: (1) a Default by Subtenant has occurred and is continuing; or (2) Subtenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”); or (3) an involuntary petition has been filed against Subtenant under the Bankruptcy Code; or (4) the Bank has notified Sublandlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Subtenant fails to deliver to Sublandlord a replacement Letter of Credit meeting the requirements of this Section 16(c) at least thirty (30) days prior to the expiration of the existing Letter of Credit; or (5) the long term rating of the Bank has been downgraded to BBB or lower (by Standard & Poor’s) or Baa2 or lower (by Moody’s) and Subtenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher (by Standard & Poor’s) or A2 or higher (by Moody’s) and otherwise meeting the requirements set forth in this Section 16 within thirty (30) days following notice from Sublandlord. The Letter of Credit will be honored by the Bank regardless of whether Subtenant disputes Sublandlord’s right to draw upon the Letter of Credit.
(d)The Letter of Credit shall also provide that Sublandlord, its successors and assigns, may, at any time and without prior notice to Subtenant and without first obtaining Subtenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to any permitted successor to Sublandlord’s interest in the Sublease, as a part of the assignment by Sublandlord of its rights and interests in and to the Sublease. Sublandlord shall notify Subtenant in writing of any transfer of the Letter of Credit within ten (10) days after such transfer. In connection with any such transfer of the Letter of Credit by Sublandlord, Subtenant shall, at Sublandlord’s sole cost and expense,

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execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Subtenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.
(e)If, as a result of any drawing by Sublandlord on the Letter of Credit pursuant to this Section 16, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Subtenant shall, within five (5) business days after written notice from Sublandlord, provide Sublandlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 16, and if Subtenant fails to comply with the foregoing, the same shall constitute an immediate event of default by Subtenant. If Sublandlord draws on the Letter of Credit in accordance with the terms of this Section 16, Sublandlord may apply the proceeds of the Letter of Credit against any rent payable by Subtenant under this Sublease that is not paid when due and/or to pay for all direct losses and damages that Sublandlord has suffered as a result of any default by Subtenant under the Sublease. Subject to Subtenant’s right under the following sentence, any unused proceeds shall constitute the property of Sublandlord and need not be segregated from Sublandlord’s other assets. Sublandlord will pay such unused proceeds to Subtenant (i) if Subtenant delivers to Sublandlord the additional letter(s) of credit described in this Section 16, and (ii) within thirty (30) days after the LC Expiration Date, if Subtenant surrenders the Subleased Premises to Sublandlord and no default by Subtenant has occurred and is then continuing; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, as applicable, under the Bankruptcy Code, then Sublandlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
(f)The use, application or retention of the Letter of Credit, or any portion thereof or any draw thereon, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by any applicable laws, it being intended that Sublandlord shall not first be required to proceed against the Letter of Credit. No condition or term of this Sublease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Subtenant agrees and acknowledges that (i) the Letter of Credit constitutes a separate and independent contract between Sublandlord and Bank, (ii) Subtenant is not a third party beneficiary of such contract, (iii) Subtenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (iv) to the extent permitted by law, in the event Subtenant becomes a debtor under any chapter of the Bankruptcy Code, Subtenant, shall not have any right to restrict or limit Sublandlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise. At the expiration of the Term or following the assignment of this Sublease by Sublandlord, and provided Subtenant is not in default beyond all applicable notice or cure periods at such time, Sublandlord shall promptly surrender the Letter of Credit or cooperate with Subtenant to cancel the Letter of Credit.
(g)If, by December 31, 2024: (i) no Default has occurred under this Sublease (nor is any event then occurring that with notice or the passage of time would become a Default hereunder), (ii) Subtenant sends Sublandlord a written request to reduce the Letter of Credit Amount (the “Reduction Request”), which Reduction Request may not be sent to Sublandlord prior to January 1, 2025, and (iii) at the time Sublandlord receives the Reduction Request, Subtenant’s credit is, in Subtenant’s opinion as evidenced to Sublandlord’s reasonable satisfaction, as good or better than Subtenant’s credit as of the Effective Date (items (i)-(iii) are, collectively, the “LC Reduction Conditions”), then, if all of the LC Reduction Conditions are met, Subtenant may reduce the Letter of Credit Amount by the amount of Eight

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Hundred Fifty-One Thousand One Hundred Fifty-Eight and 20/100 Dollars ($851,158.20), to a total amount of One Million Seven Hundred Two Thousand Three Hundred Sixteen and 40/100 Dollars ($1,702,316.40) (the “Reduced LC Amount”), as evidenced by a substitute or replacement Letter of Credit in the Reduced LC Amount (or an amendment to the existing Letter of Credit reflecting the Reduced LC Amount) and that otherwise satisfies the requirements of this Article 16. Any costs incurred in connection with any replacement or issuance of, or an amendment to, the Letter of Credit, will be paid by Subtenant. Upon satisfaction of all the LC Reduction Conditions and Sublandlord’s receipt of the replacement Letter of Credit (or an amendment thereto) in compliance with the terms and conditions hereof, Sublandlord shall not have the right to draw upon the prior Letter of Credit and shall promptly return such prior Letter of Credit to Subtenant or Subtenant’s Bank. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred under this Sublease at any time prior to the effective date of the Letter of Credit Amount, then Subtenant shall have no right to reduce the Letter of Credit Amount as described herein.
17.Signage; Roof Rights. To the extent transferable or otherwise permitted under the Master Lease or by Landlord, Subtenant shall have the same rights as Sublandlord under the Master Lease as they relate to signage and shall be subject to Landlord’s consent and approval to the extent required under the Master Lease (including, without limitation, the Rules and Regulations attached as Exhibit E to the Master Lease) and rights to use the roof of the Building, including, if permitted by Landlord, to install and use a deck thereon.
18.Notices. Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of FedEx, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States certified or registered mail, return receipt requested, and for notices to Subtenant, also by email, addressed (i) if to Sublandlord, at the following addresses:
Open Text Inc.
c/o Open Text Corporation
38 Leek Crescent
Richmond Hill, Ontario
L4B 4N8 Canada
Attn: VP, Global Real Estate and Facilities
with a copy to:

Vedder Price P.C.
222 North LaSalle Street, Suite 2500
Chicago, Illinois 60601
Attn: Andrew Torre

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Base Rent and Additional
Rent to be remitted to:
Open Text Corporation
275 Frank Tompa Drive
Waterloo, Ontario
N2L 0A1 Canada
Attn: Accounts Receivables
and (ii) if to Subtenant, at the following address:
Upstart Network, Inc.
2950 South Delaware Street
San Mateo, CA 94403
Attn: General Counsel
Email: notice@upstart.com
or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.
19.Brokers. Subtenant warrants that it has had no dealings with any broker, agent or any other person in connection with the negotiation or execution of this Sublease other CBRE, Inc., on behalf of Sublandlord (“CBRE”), and Newmark Cornish & Carey, on behalf of Subtenant (“Newmark;” CBRE and Newmark are, collectively, “Brokers”). Subtenant agrees to indemnify and hold harmless Sublandlord from and against any and all cost, expense or liability for commissions or other compensation and charges claimed by any broker or agent (other than Brokers) with respect to this Sublease on account of Subtenant’s acts or omissions. Sublandlord represents and warrants to Subtenant that, other than Brokers, Sublandlord has not dealt with any broker, finder, or the like in connection with this Sublease, and Sublandlord agrees to indemnify, defend and hold Subtenant harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any broker or brokers or finders (including Brokers) for any commission alleged to be due such broker or brokers or finders in connection with its participating in the negotiation with this Sublease.
20.Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.
21.Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for

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convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease, and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.
22.USA Patriot Act Disclosures. Subtenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
23.Counterparts. This Sublease may be executed in multiple counterparts, each of which is deemed an original but which together constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all of the parties hereto. This Sublease may be executed in PDF format and each party has the right to rely upon a PDF counterpart of this Sublease signed by the other party to the same extent as if such party had received an original counterpart.
24.Furniture, Fixtures and Equipment. As of the Early Occupancy Date, Sublandlord hereby grants to Subtenant a license to use the existing furniture, fixtures, equipment located in or serving the Subleased Premises which has not been removed or retained by Sublandlord (collectively, “Furniture”), and except as otherwise provided herein, for no additional consideration so long as this Sublease is in full force and effect. Notwithstanding the foregoing, on or before September 30, 2021, Sublandlord will provide a list of furniture to Subtenant which Sublandlord will be removing from the Premises and which will not be included as “Furniture” hereunder; such list shall be attached as Exhibit D hereto. Subtenant shall not acquire any title or other ownership rights in or to the Furniture during the Term. Upon termination of this Sublease or, if this Sublease is not terminated, then thirty (30) days prior to the Expiration Date, Subtenant shall: (a) be deemed to have purchased the Furniture from Sublandlord for the amount of One and 00/100 Dollar ($1.00), effective as of the date that is thirty (30) days prior to the Expiration Date; (b) remove the Furniture from the Subleased Premises, including any wiring installed by Subtenant connecting the Furniture to the Subleased Premises; and (c) return the Subleased Premises to the condition required under this Sublease. During the Term, Subtenant shall, at Subtenant’s sole cost and expense, insure the Furniture for its full replacement value (with Sublandlord named as a loss payee). Any furniture purchased by Subtenant for use in the Subleased Premises shall be solely Subtenant’s property. At the end of the Term, Sublandlord shall provide Subtenant with a bill of sale for the Furniture in the form and substance attached hereto as Exhibit E. In furtherance of Article 13 of this Sublease, neither Sublandlord nor Sublandlord’s agents, employees, or contractors have made any representations, warranties, or promises with respect to the Furniture and/or any other equipment, furniture, or

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improvements therein situated, if any. Subtenant shall have the right to remove and reconfigure the Furniture during the Term. For the sake of clarity, Subtenant shall be responsible for removing the Furniture from the Subleased Premises at the expiration or early termination of the Term.
25.Miscellaneous.
(a)To the best of Sublandlord’s knowledge as of the Effective Date, Sublandlord represents and warrants to Subtenant that, as of the Effective Date: (i) Sublandlord has delivered to Subtenant a true, correct and redacted copy of the Master Lease, a copy of which is attached hereto as Exhibit C, and that, other than the Snowflake Sublease, there are no other agreements with respect thereto that materially reduce Subtenant’s rights or materially increase Subtenant’s obligations under this Sublease or materially reduce Landlord’s obligations with respect to the Subleased Premises; (ii) Sublandlord has neither given nor received any notice of default under the Master Lease not heretofore cured or waived; (iii) there is no current litigation pending with Landlord; (iv) Sublandlord has not received written notice of any noncompliance with Applicable Laws; and (v) Sublandlord has not received written notice of any violations issued by the City of San Mateo or any other governmental agency or authority affecting the Subleased Premises.
(b)Sublandlord covenants and agrees that (i) Sublandlord shall promptly send to Subtenant copies of all written notices received or issued by Sublandlord with respect to a default by Sublandlord or Landlord, as applicable, under the Master Lease, (ii) Sublandlord shall deliver to Subtenant all applicable keys and card keys for the Subleased Premises, Building, restrooms and elevators in Sublandlord’s possession and control (the “Access Keys”), provided, however, Sublandlord may retain Access Keys to access the Subleased Premises during the Term, and (iii) upon written request of Subtenant from time to time, Sublandlord shall use commercially reasonable efforts to request (1) Landlord to approve any reasonable request of Subtenant requiring Landlord’s approval under the Master Lease, and/or (2) Landlord to provide any other information reasonably required by Subtenant with respect to the Subleased Premises, the Building or Subtenant’s obligations under this Sublease. Subtenant shall promptly reimburse Sublandlord for the costs of the issuance of the Access Keys, including, without limitation, replacement of lost, stolen or damages Access Keys.
(c)If Landlord agrees to deal directly with Subtenant with respect to furnishing services to Subtenant and/or the Subleased Premises and/or operations of the Building as may be available to Sublandlord pursuant to the express provisions of the Master Lease in the ordinary course of Subtenant’s business within the Subleased Premises, such as freight elevators, janitorial, maintenance and repairs, plumbing, trash removal and other similar types of service/operations matters, and/or the performance of alterations (collectively, “Direct Subtenant Matters”), Sublandlord hereby approves Subtenant dealing directly with Landlord in connection with such Direct Subtenant Matters; provided, however, (i) Subtenant shall be solely responsible for payment of all Building charges charged by Landlord in connection therewith, and (ii) Subtenant will indemnify, defend (using counsel reasonably acceptable by Sublandlord), and hold Sublandlord harmless from and against any costs, expenses, reasonable attorneys’ fees, lawsuits, judgments, losses, and the like, relating to, or arising from such Direct Subtenant Matters, as well as any such action taken by Subtenant in connection with such Direct Subtenant Matters.
[Signatures Appear on Following Page]

18

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the Effective Date.

SUBLANDLORD: OPEN TEXT INC., a Delaware corporation By: /s/ Mike Cumming Print Name: Mike Cumming Title: Vice President, Real Estate
SUBTENANT: UPSTART NETWORK, INC., a Delaware corporation By: /s/ Sanjay Datta Print Name: Sanjay Datta Title: CFO

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EXHIBIT A
Snowflake Sublease
[Attached]

Exhibit A

EXHIBIT B
Sub-Sublease

[Attached]

Exhibit B

EXHIBIT C
Master Lease
[Attached]

Exhibit C

EXHIBIT D
Excluded Furniture
[Attached]

Exhibit D

EXHIBIT E
Bill of Sale for Furniture
[Attached]

Exhibit E – Page 1

BILL OF SALE
    OPEN TEXT INC. (“Seller”), in consideration of One and No/100 ($1.00) Dollar, the receipt ad sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer, convey and set over to UPSTART NETWORK, INC. (“Buyer”), the Furniture, as defined in that certain Sublease dated August ___, 2021, by and between Seller, as “Sublandlord,” and Buyer, as “Subtenant” (the “Sublease”), and located at the premises subleased by Buyer as more particularly described in the Sublease. The Sublease is incorporated herein by reference.

    Seller hereby represents and warrants to Buyer that Seller has full right, power and authority to enter into this Bill of Sale and convey said personal property to Buyer free and clear of all liens, charges, and encumbrance made by or through Seller. Except as expressly provided herein, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE, OR DESCRIPTION, AND HEREBY EXPRESSLY DISCLAIMS, ANY OTHER STATED OR IMPLIED REPRESENTATION OR WARRANTIES INCLUDING THOSE RELATED TO QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER HEREBY ACCEPTS THE PERSONAL PROPERTY CONVEYED HEREIN IN ITS CURRENT AS-IS, WHERE-IS CONDITION, WITH ALL FAULTS.

IN WITNESS WHEREOF, the undersigned has signed this Bill of Sale on ___________ ____, 20___.

SELLER: OPEN TEXT INC., a Delaware corporation By: Print Name: Title:

Exhibit E – Page 2